EXHIBIT 21


                 SUBSIDIARIES OF THE REGISTRANT

SED International, Inc., a Georgia corporation
SED Magna (Miami), Inc., a Delaware corporation
SED Retail, Inc., a Georgia corporation
SED International do Brasil Ltda., a Brazilian corporation
SED International de Colombia Ltda., a Colombian corporation
Intermaco S.R.L., an Argentinean corporation